Exhibit 99.1

FOR IMMEDIATE RELEASE
October 13, 2021	Nasdaq Capital Markets - GTIM

GOOD TIMES RESTAURANTS REPORTS FOURTH QUARTER SAME STORE SALES

(GOLDEN, CO) Good Times Restaurants Inc. (GTIM), operator of Bad Daddy’s Burger Bar and Good Times Burgers & Frozen Custard, today announced that year-over-year same store sales for its fourth fiscal quarter ended September 28, 2021 decreased 0.2% for its Good Times brand and increased 22.8% for its Bad Daddy’s brand. Sales during the fourth quarter of 2021 increased by 8.7% at Good Times and by 5.7% at Bad Daddy’s restaurants, as compared to the fourth quarter of 2019, among restaurants that were open for the full fourth quarter in both years. Same store sales and average weekly sales at Bad Daddy’s and Good Times for each month of the quarter are as follows:

	Good Times Burgers & Frozen Custard		Bad Daddy’s Burger Bar
Fiscal Period	Same Store Sales[1]	Average Weekly Sales[2]	Same Store Sales[1]	Average Weekly Sales[2]

July (4 weeks)	-1.0%	29,047	32.6%	50,449
August (4 weeks)	-2.9%	28,231	20.4%	49,944
September (5 weeks)	2.8%	27,220	17.4%	47,777
Fourth Quarter 2021	-0.2%	28,093	22.8%	49,259
Fiscal 2021	10.5%	27,298	18.2%	45,575

[1]	Same store sales include all company-owned restaurants currently open with at least 18 full fiscal periods of operating history.

[2]	Average weekly sales include all company-owned restaurants.

Ryan Zink, President and CEO, said “We are pleased with the performance of both of our brands during the fourth quarter, including having Good Times maintain the high unit volumes achieved during the early stages of the pandemic despite customers returning to full-service dining. We are pleased to share that Bad Daddy’s is exceeding 2019 sales levels at an increasing pace. Sales this September exceeded September 2019 by 7% among restaurants open for the entire fourth quarter in both years. We opened our second restaurant of the year in Montgomery, Alabama in late September with weekly volumes significantly exceeding the system average. Additionally, we opened Bad Daddy’s at the Tivoli. This non-traditional unit is located at the taphouse on the premises of Tivoli brewery, the oldest brewery in the state of Colorado. In this location, we serve customers the same chef-inspired burgers as we do in our traditional locations, with beverages and all front-of-house service provided by Tivoli Brewing Company. I am proud of our teams for their dedication and strong operations and guest service execution which are the drivers of the impressive top-line sales performance both brands have generated this year.”

About Good Times Restaurants Inc.: Good Times Restaurants Inc. owns, operates, franchises and licenses 42 Bad Daddy’s Burger Bar restaurants through its wholly-owned subsidiaries. Bad Daddy’s Burger Bar is a full-service “small box” restaurant concept featuring a chef-driven menu of gourmet signature burgers, chopped salads, appetizers and sandwiches with a full bar and a focus on a selection of local and craft beers in a high-energy atmosphere that appeals to a broad consumer base. Additionally, Good Times Restaurants Inc. operates and franchises a regional quick-service drive-thru restaurant chain consisting of 32 Good Times Burgers & Frozen Custard restaurants located primarily in Colorado.

Forward Looking Statements: This press release contains forward looking statements within the meaning of federal securities laws. The words “intend,” “may,” “believe,” “will,” “should,” “anticipate,” “expect,” “seek” and similar expressions are intended to identify forward looking statements. These statements involve known and unknown risks, which may cause the Company’s actual results to differ materially from results expressed or implied by the forward-looking statements. These risks include such factors as the disruption to our business from the novel coronavirus (COVID-19) pandemic and the impact of the pandemic on our results of operations, financial condition and prospects which may vary depending on the duration and extent of the pandemic and the impact of federal, state and local governmental actions and customer behavior in response to the pandemic, the impact and duration of staffing constraints at our restaurants, the uncertain nature of current restaurant development plans and the ability to implement those plans and integrate new restaurants, delays in developing and opening new restaurants because of weather, local permitting or other reasons, increased competition, cost increases or shortages in raw food products, and other matters discussed under the Risk Factors section of Good Times’ Annual Report on Form 10-K for the fiscal year ended September 29, 2020 filed with the SEC, and other filings with the SEC . Good Times disclaims any obligation or duty to update or modify these forward-looking statements.

Category: Financial

Good Times Restaurants Inc CONTACTS:

Ryan M. Zink, President and Chief Executive Officer (303) 384-1411

Christi Pennington (303) 384-1440